                                                                  EXHIBIT 10.24


                    SPECIAL INCENTIVE COMPENSATION AGREEMENT

         This Agreement is dated May 24, 1995, and is between Gerald A. Isom, who resides at 95 Fairview Rd., Penn Valley PA 19072, (referred to as "Executive") and CIGNA Corporation, 1650 Market Street, Philadelphia, Pennsylvania 19192, a Delaware corporation (referred to as "CIGNA").

         Executive and CIGNA, intending to be legally bound and in consideration of the promises in this Agreement, mutually agree as follows:


1.       DEFINITIONS.  The following definitions apply to terms used in this
Agreement:

(a) "ADEA" means the Age Discrimination in Employment Act of 1967, as amended.

(b)      *

(c) "CIGNA Company" and "CIGNA Companies" means CIGNA and/or one or more of its majority-owned subsidiaries and affiliates.

(d) "CIGNA Severance Plan" means the CIGNA Severance Pay Plan and the CIGNA Corporation Severance Benefits Plan for Members of the Executive Group.

(e)      *

(f)      *

(g)      *

(h) "Company Information" means any knowledge, information or materials about any Company products, services, know-how, customers, business plans, or confidential information about financial, marketing, pricing, compensation and other proprietary matters relating to a Company, whether or not subject to trademark, copyright, trade secret or other protection, whether or not



-------------
*REPRESENTS CONFIDENTIAL INFORMATION THAT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

         developed, devised or otherwise created in whole or in part by the efforts of the Executive, and whether or not a matter of public knowledge (unless as a result of authorized disclosure).

(i)      *

(j)      "Effective Date" means the close of business on the date which is seven
         (7) calendar days after the date Executive signs this Agreement.

(k)      "INA" means the Insurance Company of North America.
         *

(l)      "PC Business" means CIGNA's Domestic Property and Casualty operations.

(m) "Phantom Share(s)" means one or more shares of phantom stock described in the Special Incentive Compensation Program which is Attachment A to this Agreement.

(n) "Releasees" means CIGNA, its successors, subsidiaries, affiliates, incorporated and unincorporated, past and present, and each of them, as well as its and their directors, officers, agents, servants and employees, past and present, and each of them.

(o)      *

(p) "SAR(s)" means one or more stock appreciation rights described in the Special Incentive Compensation Program which is Attachment A to this Agreement.

(q) "Suitable Employment" means a job that, solely in the opinion of the Chief Executive Officer of CIGNA or his designee, is at a level and breadth of responsibility similar to that of Executive's job with a CIGNA Company * , without reduction in total compensation opportunity, and at an office location that does not require the Executive to relocate his primary residence in a manner that would meet the Internal Revenue Code requirements for deductibility of moving expenses.

(r)      *

2.       EXECUTIVE'S RESPONSIBILITIES.

(a)      *  Executive will devote his full efforts to:

         (1) The responsibilities of his current position or, at the discretion of the Chief Executive Officer of CIGNA, the responsibilities of a different position; and

         (2) Any additional responsibilities which the Chief Executive Officer of CIGNA may assign to Executive *
(b)      *


3.       REGULAR COMPENSATION AND BENEFITS.  *  Executive will continue to:

(a) receive a base salary, in bi-weekly installments, at an annual rate of no less than the rate in effect on the date of this Agreement;

(b) be eligible to participate in the regular incentive compensation programs, such as the Management Incentive Plan, Strategic Performance Plan and the CIGNA Long Term Incentive Plan, that apply to those employees in Executive's Salary Grade, in accordance with the terms of those plans, and to accrue benefits under the Supplemental Pension Benefit arrangement described in and subject to the provisions of Attachment B; and

(c) be eligible to participate in CIGNA employee benefit and deferred compensation plans and fringe benefit programs in accordance with the terms of those plans and on the same basis as employees of other CIGNA Companies that participate in those plans, except as provided in paragraphs 5 and 6 of this Agreement.


4. SPECIAL INCENTIVE COMPENSATION PROGRAM. Executive will be eligible to participate in the Special Incentive Compensation Program described in Attachment A to this Agreement.



5. CIGNA SEVERANCE PAY. Executive agrees that, * the benefits and payments under the Special Incentive Compensation Program shall replace any severance pay benefits to which Executive might otherwise become entitled under the CIGNA Severance Plan should his employment with any CIGNA Company * be terminated * . Accordingly, * , Executive shall have no right to any benefits to which he might otherwise have become entitled under the CIGNA Severance Plan *.

6.       BENEFITS UPON TERMINATION OF EMPLOYMENT.

(a)      Notwithstanding paragraph 5, if:

         (1)      *

         (2)      Executive remains employed by a CIGNA Company until  *  ;

         (3)      *

         (4) Executive's employment with CIGNA Companies is terminated because * ; and

         (5) by signing a written release satisfactory to CIGNA, Executive releases Releasees from liability for any claims arising, from and after the date Executive signs this Agreement, out of Executive's employment with CIGNA Companies and the termination of that employment;

         then CIGNA will provide Executive with the job elimination benefits listed in subparagraph 6(b). *

(b) If Executive meets the conditions under subparagraph 6(a), CIGNA will provide him with:

         (1) continued Basic Life Insurance Plan coverage for one year after his termination of employment date at the same rates, if any, charged to active employees of CIGNA Companies that participate in the plan;

         (2) the opportunity to make a COBRA election for continued group medical and group dental coverages, for Executive and his eligible, covered dependents, under the Signature Benefits program for a period of up to three (3) years following his termination of employment, subject to the period of coverage rules under ERISA section 602(2) and the Signature Benefits program, at the same rates charged to active employees for one year after Executive's termination of employment date and at the same rates charged to other persons who have elected COBRA coverage thereafter;

         (3) severance pay in an amount, if any, equal to the excess of (A) the amount of Basic and Supplemental Severance Pay Executive would be entitled to receive under the CIGNA Severance Plan for termination * over (B) the total value of payments and benefits actually paid to Executive (before any applicable withholding) under the Special Incentive Compensation Program; and

         (4) advance payment, in accordance with subparagraph 6(d), of all or part of the amounts due Executive under the Special Incentive Compensation Program.

(c) The total value referred to in subparagraph 6(b)(3)(B) shall be the sum of the Initial Payment, Second Payment, Final Payment, Vesting Date SAR Values, Vested Option Spread and CSAR cash payments under the Special Incentive Compensation Program.


(d) CIGNA will make the advance payments under subparagraph 6(b)(4) to Executive in biweekly installments beginning immediately after the date of Executive's termination of employment. Each installment payment will equal Executive's annual base salary rate in effect immediately before his termination of employment divided by twenty-six (26). These biweekly payments shall continue until the earlier of (1) the date the twenty-sixth (26th) installment payment has been made or (2) the date the total accumulated installment payments equal one million five hundred and twenty-two thousand and two hundred and fifty dollars ($1,522,250) (which is the value of 4,030 restricted shares plus 10,000 Phantom Shares at seventy-five dollars ($75.00) per share and 47,000 SARs at ten dollars ($10.00) per SAR). Any remaining amounts due Executive under the Special Incentive Compensation Program and any severance pay that might be due to Executive under subparagraph 6(b)(3), after the biweekly advances have been made under this subparagraph 6(d), will be paid in a lump sum * .



7. PAYMENTS AFTER EXECUTIVE'S DEATH. If Executive dies after his termination of employment, but before payment of all amounts due under subparagraphs 6(b)(3) and (4), CIGNA will make any remaining payments to Executive's surviving spouse or, if he has no surviving spouse, to his estate.


8. RELEASE AND WAIVER OF CLAIMS. Executive, for himself, his executors, administrators, heirs and assigns:

(a) agrees that no charge, complaint, claim or lawsuit of any kind will be filed against Releasees in connection with any claim released by this Agreement; and

(b) acknowledges full and complete satisfaction of, and releases and discharges Releasees from, any and all claims, demands and causes of action of whatever kind or nature, whether known or unknown to or suspected or unsuspected by Executive, which Executive now owns or holds or has at any time owned or held against any Releasees arising out of or by reason of Executive's employment with any CIGNA Company.

This release includes but is not limited to claims under ADEA. This release shall not, however, preclude Executive's right to pursue any claims arising (1) under this Agreement and the Special Incentive Compensation Program or (2) under any employee benefit programs other than the CIGNA Severance Plan (which plan is addressed by paragraph 5 of this Agreement).


9.       NON-DISCLOSURE.

(a) Executive shall not use for his own benefit (or for the benefit of any other person or entity unrelated to a CIGNA Company), and shall not, without the advance, express, written consent of the Chief Executive Officer of CIGNA or his designee, make known to any person, any information about: * or the provisions of this Agreement.

(b) Executive shall not at any time during or after the term of his employment with a Company (other than in the good faith performance of the duties and responsibilities of his position with that Company) reveal or make known to any person (other than the Company) or use for his own benefit (or for the benefit of any other person or entity unrelated to the Company) any Company Information made known (whether or not with the knowledge and permission of the Company) to Executive by reason of his employment by a Company; provided however, that after such knowledge, information and materials have become public knowledge, Executive shall have no further obligation under this paragraph 9(b) with respect to such information so long as Executive was in no manner responsible, directly or indirectly, for causing or permitting such information to become public knowledge without the consent of the Company.

(c) Executive shall retain all Company Information which he may acquire or develop during the term of his employment with a Company in trust for the sole benefit of that Company.


10. COVENANT TO REPORT. All written materials, records and documents made by Executive or coming into his possession during the term of his employment with a Company and concerning the business or affairs of any Company shall be and remain the property of that Company and, upon the termination of Executive's employment with the Company or upon the request of the Company, Executive shall promptly deliver such materials to the requesting Company. Executive agrees to render to the applicable Company such reports of the activities undertaken by

Executive or conducted under Executive's direction during the term of his employment as the Company may request.


11.      COVENANT NOT TO COMPETE.

(a) Executive agrees that, from the date he signs this Agreement until * , he will not, within any part of the United States where any Company is either engaged in the property and casualty insurance business and related businesses or has, within the twelve (12) month period before *
               , been actively planning to engage in such businesses:

         (1) engage directly or indirectly, in any capacity (including but not limited to owner, sole proprietor, partner, shareholder (unless his holding is for investment purposes only and is limited to less than 1% of the total combined voting power of all shares), employee, agent, consultant, officer or director) in any business which competes with the PC Business;

         (2) solicit or attempt to solicit any customers of the PC Business on behalf of such competing business, without prior written consent of the Chief Executive Officer of CIGNA or his designee * ; or

         (3) employ, engage for hire, solicit the employment or engagement for hire, or otherwise attempt to employ or engage for hire, by or on behalf of any such competing business, without the prior written consent of the Chief Executive Officer of CIGNA or his designee * , any person who within the prior twelve
                  (12) month period has been an officer or employee of any company engaged in the PC Business, unless such officer or employee has been involuntarily terminated by that company.

(b) The provisions of subparagraph 11(a) will be of no force or effect if Executive's employment is terminated and:

         (1) The termination is a Termination upon a Change of Control, as defined in the CIGNA Corporation Severance Benefits Plan for Members of the Executive Group, and * ;

         (2)      *  ; or

         (3) The termination is initiated by CIGNA Companies * ; however, this subparagraph 11(b)(3) shall not apply if the termination is either (A) on account of the Executive's misconduct, as described in published

                  Company statements of policies governing employees' conduct, or (B) pursuant to a written severance agreement that does not explicitly terminate Executive's obligations under subparagraph 11(a) of this Agreement.


12.      JUDICIAL REMEDIES.

(a) Executive acknowledges that an affected Company will have no adequate remedy at law if Executive violates the terms of paragraphs 9, 10 or
         11. In such event, CIGNA, * shall have the right, in addition to any other rights it may have, to obtain in any court of competent jurisdiction injunctive relief to restrain any breach or threatened breach of specific performance of this Agreement.

(b) If the scope of the restrictions on the Executive under paragraph 11 are found by a court of competent jurisdiction to be unreasonably broad and unenforceable, it is the intent of the parties that the court not void the restrictions but reformulate them so they are reasonable and enforceable, while adhering as closely as possible to the original scope of the restrictions.


13. RECOVERY. If the Executive violates any of the provisions of paragraphs 9, 10 or 11:

(a) CIGNA shall have no obligation to pay Executive (or Executive's surviving spouse) any amounts described in the Special Incentive Compensation Program or in paragraph 6 of the Agreement; and

(b) If Executive has already received any values, benefits or payments under the Special Incentive Compensation Program or under paragraph 6 of the Agreement, Executive agrees that the amount of such values, benefits or payments shall be repaid to CIGNA as follows:

         (1) CIGNA shall immediately offset such amounts from any payments which may still be owing to the Executive, including any payments under any nonqualified deferred compensation or supplemental pension arrangement; and

         (2) If such offset is insufficient, Executive agrees to repay any remaining amounts to CIGNA within thirty (30) days of receipt of CIGNA's written demand for such repayment. If CIGNA must commence any arbitration or other legal action to enforce Executive's obligations under this subparagraph 13(b), Executive further agrees to pay CIGNA its costs and attorneys' fees in such action.


14. LIMITED SCOPE. This Agreement is not a contract of employment for any specified term, and nothing herein is intended to, nor shall be construed as, changing the nature of Executive's employment from an at-will relationship. This Agreement is limited to the terms and conditions set forth herein and does not otherwise address any of the other rights of any CIGNA Company as Executive's employer.


15. CHOICE OF LAW. The Agreement is made and entered into in the Commonwealth of Pennsylvania, and at all times and for all purposes shall be interpreted, enforced and governed under its laws.


16. ARBITRATION. Without in any way affecting the terms of paragraph 12 above, it is agreed that any controversy or claim arising out of or relating to this Agreement or the Special Incentive Compensation Program shall be settled exclusively by arbitration in Philadelphia, Pennsylvania, in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association, and judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof.


17. SEVERANCE PLAN. References in this Agreement to the CIGNA Severance Plan shall mean such plan(s) as amended through the Effective Date of this Agreement, and shall not mean any subsequent versions of such plan, or any successor plan, unless the Executive agrees in writing that such subsequent version or successor shall be applicable.


18. SUCCESSORS. CIGNA's rights and obligations under this Agreement will inure to the benefit of and be binding upon CIGNA's successors and assigns. Executive may not assign any rights or obligations under this Agreement.


19. ENTIRE AGREEMENT. This Agreement contains the entire agreement between Executive and CIGNA with respect to the matters addressed herein and fully replaces and supersedes any and all prior agreements or understandings between them related to such matters. Any amendment to this Agreement must be in writing and signed by both CIGNA and Executive.

20. EXECUTIVE'S ACKNOWLEDGMENT. By signing this Agreement, Executive admits that he:

(a)      has read this Agreement;

(b) understands it is a legally binding agreement and that he was advised to review it with legal counsel of his choice;

(c) has had, or has had the opportunity to take, at least twenty-one (21) days to discuss it with legal counsel of his choice before signing; and that if he signs before the end of such period, he does so of his own free will and with the full knowledge that he could have taken the full period;

(d) realizes and understands that it applies to and covers all claims, demands, and causes of action, including those under ADEA, against CIGNA or Releasees or any of them, whether or not Executive knows or suspects them to exist at the present time; and

(e) understands (1) the terms of this Agreement, (2) that it is not part of an exit incentive or other employment termination program being offered to a group or class of employees, and (3) that his/her signing this Agreement is done voluntarily and with the full understanding of its consequences and has not been forced or coerced in any way.

In addition, Executive understands and acknowledges * that Executive will not be entitled to any payments or benefits under any CIGNA Company plans or programs that become payable or available * .


21. CANCELLATION PERIOD. Executive shall have a period of seven (7) days from the date he signs this Agreement to revoke and cancel it. Any revocation and cancellation must be in writing, signed by Executive and received by Kenneth Bottoms, Corporate Compensation, One Liberty Place OLP-53, 1650 Market Street, Philadelphia, Pennsylvania 19192-1530, before the close of business on the seventh (7th) calendar day following the date Executive signs this Agreement. Consequently, the Agreement shall have no force and effect until the Effective Date.

         IN WITNESS WHEREOF, the persons named below have signed this Agreement and Release on the dates shown below.


                                       CIGNA Corporation


       12-18-95                        /s/ W.H. Taylor
------------------------               ----------------------------------------
         Date                          By:  Wilson H. Taylor
                                       President and Chief Executive Officer



       9-29-95                         /s/ G.A. Isom
------------------------               ----------------------------------------
         Date                          Gerald A. Isom